EXHIBIT 99

News Release For Immediate Release	For More Information: INVESTORS Darin McAreavey, Stellent, Inc. (952)903-2049 darin.mcareavey@stellent.com

MEDIA Amanda Arens Haberman & Associates, Inc. (612)338-3900 amanda@habermaninc.com

ORACLE TO ACQUIRE STELLENT; STELLENT REPORTS SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

EDEN PRAIRIE, MN, Nov. 2, 2006 — Stellent, Inc. (Nasdaq: STEL), a global provider of content management solutions, today announced a definitive agreement for Oracle to acquire Stellent through a cash tender offer for $13.50 per share, or approximately $440 million.

The acquisition of Stellent will complement and extend Oracle’s existing content management solution portfolio. Oracle Content Database enables enterprises to store and centrally manage unstructured content in Oracle Databases. Stellent’s Universal Content Management™ solution works with Oracle Content Database and offers a variety of best-of-breed solutions for document management; Web content management; information rights management; digital asset management; records and retention management; imaging; and governance, risk and compliance.

“Oracle’s acquisition of Stellent will be a positive milestone for all of our stakeholders – shareholders, employees, customers and partners,” said Robert Olson, president and chief executive officer for Stellent. “Our leading product suite will have the dedicated resources and broad distribution networks of the largest enterprise software company in the world, which will elevate our award-winning solutions to new levels within the enterprise content management industry.”

“The amount of electronic content, unstructured data and documents is growing very rapidly, and organizations are seeking advanced and automated content and process management solutions to manage this information to meet regulatory requirements,” said Thomas Kurian, senior vice president, Oracle Corp. “Stellent’s enterprise content management solutions enable a variety of people within an organization to create, capture, store, manage, publish, view, search and archive all types of documents across their entire lifecycle.”

The transaction is subject to customary conditions and is expected to close by the end of the year or early 2007.

Shareholders of Stellent are strongly encouraged to read the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Stellent when it becomes available because it will contain important information about the tender offer. Investors may obtain the Solicitation/Recommendation Statement on Schedule 14D-9, and any other documents filed with the SEC for free at the SEC’s Web site, www.sec.gov. Materials filed by Stellent may be obtained for free at Stellent’s Web site, www.stellent.com.

Second Quarter Financial Results

Stellent’s second quarter fiscal 2007 revenues were $33.7 million, an increase of 12% over the $30.1 million reported for the same period last year. Revenues for the six-month period ended Sept. 30, 2006 were $66.1 million, a 13% increase over revenues of $58.7 million for the comparable period of fiscal 2006.

On a Generally Accepted Accounting Principles (GAAP) basis, net income for the quarter ended Sept. 30, 2006 increased approximately 139% year-over-year to $1.3 million, or $0.04 per share on a basic and diluted share basis, compared with net income of $0.6 million, or $0.02 per share on a basic and diluted share basis, for the quarter ended Sept. 30, 2005. GAAP net income for the six months ended Sept. 30, 2006 was $3.4 million, or $0.12 per share on a basic share basis and $0.11 per share on a diluted share basis, compared with net income of $1.6 million, or $0.06 per share on a basic and diluted share basis, for the same period of fiscal 2006.

Included in Stellent’s second quarter fiscal 2007 GAAP net income are non-cash charges and integration charges totaling $2.4 million. The expenses consist of $1.3 million in stock-based compensation due to Stellent’s adoption of FAS 123R at the beginning of this fiscal year; $0.6 million of integration costs related to the SealedMedia acquisition announced during the quarter; and $0.5 million for amortization of capitalized software, acquired intangible assets and other. Included in Stellent’s fiscal 2007 GAAP net income for the six months ended Sept. 30, 2006 are non-cash charges and integration charges totaling $3.9 million. The expenses consist of $2.4 million in stock-based compensation due to Stellent’s adoption of FAS 123R at the beginning of this fiscal year; $0.9 million for amortization of capitalized software, acquired intangible assets and other; and $0.6 million of integration costs related to the SealedMedia acquisition announced during the second quarter.

Conference Call

Stellent will host a conference call and Webcast for investors on Thursday, Nov. 2, 2006 at 4:00 p.m. Central Time. Callers in the United States can dial 1-877-282-0523, and international callers can dial 1-303-542-7976. Access to the live Webcast will be available via the investor relations area of Stellent’s Web site (www.stellent.com) on the day of the event. Investors unable to participate in the live conference call and Webcast may access a replay of the event via the investor relations area of Stellent’s Web site.

About Stellent, Inc.

Stellent, Inc. (www.stellent.com) is a global provider of content management software solutions that drive rapid success for customers by enabling fast implementations and generating quick, broad user adoption. With Stellent Universal Content Management, customers can easily deploy multiple line-of-business applications — such as public Web sites, secure intranets and extranets, compliance processes, and marketing brand management — and also scale the technology to support multi-site management and enterprise-wide content management needs.

More than 4,700 customers worldwide — including Procter & Gamble, Merrill Lynch, Los Angeles County, The Home Depot, British Red Cross, ING, Vodafone, Georgia Pacific, Bayer Corp., Coca-Cola FEMSA and Genzyme Corp. — have selected Stellent solutions to power their content-centric business applications. Stellent is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe and Asia-Pacific.

###

Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risk and uncertainties that may cause Stellent’s actual results to differ materially, including, without limitation, risks of integration of acquired businesses, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company’s products, risks of downturns in economic conditions generally and in the enterprise content management and unstructured information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended March 31, 2006. In addition to those risks, there are risks and uncertainties associated with the tender offer made by Oracle Corporation for Stellent’s common stock. Those risks include risks that the transaction will not be consummated on the terms or timeline first announced. Further information concerning those risks will be included in the Company’s filings with the Securities and Exchange Commission in response to the tender offer. Subject thereto, Stellent disclaims any intent or obligation to update these forward-looking statements.

Stellent and the Stellent logo are registered trademarks or trademarks of Stellent, Inc. in the USA and other countries. Outside In is a registered trademark of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.

STELLENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Product licenses	$14,491	$13,321	$28,844	$27,049
Services	8,527	6,938	16,206	12,098
Post contract support	10,710	9,888	21,020	19,561

Total revenues	33,728	30,147	66,070	58,708

Cost of revenues:
Product licenses	783	815	1,611	1,975
Services	7,368	6,484	14,271	11,509
Post contract support	1,813	1,956	3,538	3,806
Amortization of capitalized software from acquisitions	339	443	646	859

Total cost of revenues	10,303	9,698	20,066	18,149

Gross profit	23,425	20,449	46,004	40,559

Operating expenses:
Sales and marketing	13,063	11,712	25,421	23,148
General and administrative	3,753	2,812	6,949	5,982
Research and development	5,832	4,895	11,350	9,551
Amortization of acquired intangible assets	116	210	209	374
Restructuring charges	¯	648	¯	665

Total operating expenses	22,764	20,277	43,929	39,720

Income from operations	661	172	2,075	839
Other:
Interest income, net	741	478	1,490	893

Net income before income taxes	1,402	650	3,565	1,732
Provision for income taxes	69	93	132	93

Net income	$1,333	$557	$3,433	$1,639

Net income per common share
Basic	$0.04	$0.02	$0.12	$0.06

Diluted	$0.04	$0.02	$0.11	$0.06

Weighted average common shares outstanding
Basic	29,844	28,101	29,626	27,815

Diluted	31,006	29,264	31,093	28,848

STELLENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	March 31,
	2006	2006
ASSETS
Current assets:
Cash, cash equivalents and short-term marketable securities	$62,076	$64,641
Accounts receivable, net	33,928	31,320
Prepaid royalties, current portion	1,458	941
Prepaid expenses and other current assets	4,862	4,512

Total current assets	102,324	101,414
Long-term marketable securities	8,296	17,112
Property and equipment, net	7,288	7,822
Prepaid royalties, net of current portion	602	923
Goodwill	87,652	74,409
Other intangible assets, net	5,209	4,003
Other	964	866

Total assets	$212,335	$206,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,664	$3,072
Deferred revenue, current portion	20,517	20,143
Commissions payable	3,045	3,839
Accrued expenses and other	7,136	7,442
Current portion of obligations under capital leases	189	473

Total current liabilities	33,551	34,969
Deferred revenue, net of current portion	876	1,079
Deferred rent, net of current portion	1,157	1,264
Obligations under capital leases, net of current portion	185	281

Total liabilities	35,769	37,593
Shareholders’ equity
Common stock	299	294
Additional paid-in capital	259,862	254,381
Deferred stock-based compensation	¯	(123)
Accumulated deficit	(84,144)	(85,793)
Accumulated other comprehensive income	549	197

Total shareholders’ equity	176,566	168,956

Total liabilities and shareholders’ equity	$212,335	$206,549